FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: SEPTEMBER 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person

         Feldman                    Hervey                  A.
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         (Last)                     (First)               (Middle)

         545 E. John Carpenter Frwy. Suite 1300
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                                   (Street)

         Irving                        TX                   75062-0000
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         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    FelCor Suite Hotels, Inc. (FCH)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

    June 1997
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check all applicable)

            X   Director                           10% Owner
           ---                               ---

            X   Officer (give title below)         Other (specify below)
           ---                               ---

           Chairman of the Board
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7.  Individual or Joint/Group Filing (Check Applicable)

            X   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

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1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
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                                                                   Code      /     V              Amount / (A) or (D) / Price
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
Common Stock                          06/30/1997                    P                             1,000       A        $36.6250
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Common Stock
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


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                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
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
Common Stock                                46,875                        D
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Common Stock                                   200                        I                               By Minor Children
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v)                                       SEC 1474 (7/96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
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                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
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
Stock Option               $36.6250           06/30/1997         A                   13,000                 01/01/1998    06/30/2007
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Stock Option               $36.6250           06/30/1997         A                   13,000                 01/01/1999    06/30/2007
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Stock Option               $36.6250           06/30/1997         A                   13,000                 01/01/2000    06/30/2007
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Stock Option               $36.6250           06/30/1997         A                   13,000                 01/01/2001    06/30/2007
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Stock Option               $36.6250           06/30/1997         A                   13,000                 01/01/2002    06/30/2007
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



7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
    of Underlying             Derivative       Derivative           Form of             Indirect
    Securities (Instr.        Security         Securities           Derivative          Beneficial
    3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                               Owned at             Direct (D)          (Instr. 4)
             Amount or                         End of               or Indirect
             Number of                         Month                (I) (Instr. 4)
   Title     Shares                            (Instr. 4)
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
Common Stock  13,000          $36.6250         13,000               D
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Common Stock  13,000          $36.6250         13,000               D
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Common Stock  13,000          $36.6250         13,000               D
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Common Stock  13,000          $36.6250         13,000               D
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Common Stock  13,000          $36.6250         13,000               D
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
Explanation of Responses:




** Intentional misstatements or omissions of facts constitute                              /s/ HERVEY A. FELDMAN        JULY 3, 1997
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                ----------------------------- ------------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person

Note:  File three copies of this Form, one of which must
       be manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)